EXHIBIT 99.13

From: Robert L. Chapman, Jr.
Sent: Friday, March 13, 2009 8:07 AM
To: 'Michael W. Klinger
Cc: 'Michael Kosemund' 'Clarke H. Bailey' 'Roger J. Morgan'
Subject: EDCI Holdings (EDCI): EDC: Personnel: Michael Kosemund Non-Communication with Supervisor

March 13, 2009

MWK,

I was shocked to learn today that you had not spoken with EDC GmbH MD of Finance Michael Kosemund (“M-K”), who began reporting to you directly on February 11, 2009 (see below), in over one week (since Thursday, March 5, 2009 per your WLM IM to be earlier today, and follow up conversation confirming that; you stated you had WLM IM’d him on Friday, March 6, 2009).  Moreover, even earlier today, hours passed since my communicating my concern over this lack of communication and your finally contacting M-K (after my fifth WLM IM asking  you about this subject, finally concluding with my WLM IM, "WHY HAVE YOU NOT CALLED HIM TODAY?" at 10:50 a.m. EST/4:50 p.m. CET. )

This lapse in communication is puzzling to me in light of the following events clearly requiring close communication between EDC GmbH's MD of Finance and EDC's CFO:

1) 03/09/2009 Audit Committee meeting
2) 03/10/2009 EDC Board Meeting
3) 03/10-13/2009:  EDC Ltd./Blackburn - GmbH/Hannover Consolidation Feasibility Study Presentation III Preparation
4) 03/13/2009:  EDC Ltd./Blackburn - GmbH/Hannover Consolidation Feasibility Study Presentation III

RJM has informed me today that this week, M-K (who has communicated that he is too ill with the flu to assist EDC in the EDC Ltd./Blackburn - GmbH/Hannover Consolidation Feasibility Study for 03/13/2009 presentation; since cancelled) has called UID daily.  However, neither you nor M-K have called each other on these dates.  How is this possible given the reporting lines re-defined in February?

What also is puzzling is as I am typing this E-mail at 8:00 a.m. PST, I see that you have now given me a new "story" to explain M-K's absence:  " I just talked to M-K.  At issue is a hearing problem that has reoccurred [sic].  His doctor recommended [sic] 2 weeks and he is taking less.  He was just returning from the doctor when I called."  Again, a) how is it that you are so unaware of the status of your top EDC GmbH subordinate and b) that EDC's CEO (RLCjr) has to be the one to get you to communicate with this individual?

This modus operandi of extremely weak communications cannot continue.  It must end at once, as your continuance of exhibiting weak compliance with your fiduciary duty of due care puts EDC, and EDCI, at serious risk.

RLCjr

cc:        KEB/CHB/RJM